UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	November 7, 2006

Commission	Name of Registrant, State of Incorporation, Address of	IRS Employer
File Number	Principal Executive Offices and Telephone Number	Identification Number
1-9894	Alliant Energy Corporation	39-1380265
(a Wisconsin corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608) 458-3311
0-4117-1	Interstate Power and Light Company	42-0331370
(an Iowa corporation)
Alliant Energy Tower
Cedar Rapids, Iowa 52401
Telephone (319) 786-4411
0-337	Wisconsin Power and Light Company	39-0714890
(a Wisconsin corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608) 458-3311

This combined Form 8-K is separately filed by Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company.

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On November 7, 2006, each of Alliant Energy Corporation (“Alliant Energy”), Interstate Power and Light Company (“IPL”) and Wisconsin Power and Light Company (“WPL”) entered into new five-year credit agreements with the banks that were lenders under the previous credit agreements. The new credit agreements replace Alliant Energy’s, IPL’s and WPL’s previous five-year credit agreements entered into in August 2005. The credit agreements provide for revolving credit facilities that mature in November 2011, which may be extended for two one-year periods with consent of a majority of the lenders. The credit agreements include a term-out option, permitting the borrowers to convert into term loans any amounts outstanding under the credit agreements on the maturity date, provided certain conditions are met. The maximum amount of availability under each credit agreement is $100 million for Alliant Energy (which may be increased to up to $200 million upon satisfaction of certain conditions), $300 million for IPL and $250 million for WPL (which may be increased to up to $350 million upon satisfaction of certain conditions including obtaining regulatory approval), which is available to support commercial paper issuances and/or direct borrowings.

        The credit agreements contain various restrictive covenants, including a requirement that Alliant Energy, IPL and WPL maintain debt-to-capital ratios of less than 65%, 58% and 58%, respectively. The debt component of the capital ratios includes long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent such hybrid securities do not exceed 15% of consolidated capital of the borrower), capital lease obligations, letters of credit, guarantees of the foregoing and new synthetic leases. Unfunded vested benefits under qualified pension plans are no longer included in the debt-to-capital ratios. The equity component excludes accumulated other comprehensive income (loss).

        The credit agreements contain provisions that generally prohibit placing liens on any of the property of Alliant Energy, IPL or WPL or their respective subsidiaries with certain exceptions, including among others, to secure obligations of up to five percent of the consolidated assets of the borrower and for the issuance of secured debt under first mortgage bond indentures by IPL and WPL, non-recourse project financing and purchase money liens.

        The credit agreements contain provisions that require, during their term, any proceeds from asset sales, with certain exclusions, in excess of 20% of Alliant Energy’s, IPL’s and WPL’s respective consolidated assets be used to reduce commitments under their respective facilities. Exclusions include, among others, certain sale and lease-back transactions and sales of transmission or non-regulated assets.

        The credit agreements contain customary events of default. In addition, Alliant Energy’s credit agreement contains a cross default provision if a domestic majority-owned subsidiary of Alliant Energy defaults on debt totaling $50 million or more. A default by a minority owned affiliate or a foreign subsidiary would not create a cross default event. A default by Alliant Energy or Alliant Energy Resources, Inc. would not trigger a cross default event for either IPL or WPL, nor would a default by either of IPL or WPL trigger a cross default event for the other. If an event of default under any of the credit agreements occurs and is continuing, then the lenders may declare any outstanding obligations under the credit agreements immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to Alliant Energy, IPL or WPL, then any outstanding obligations under the respective credit agreements would be immediately due and payable.

        The description of the credit agreements set forth above are qualified by reference to the credit agreements filed herewith as Exhibits 99.1, 99.2 and 99.3, which are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable

(c)	Exhibits. The following exhibits are being filed herewith:

(99.1)	Second Amended and Restated Five Year Credit Agreement, dated November 7, 2006, between Alliant Energy and the Banks set forth therein

(99.2)	Second Amended and Restated Five Year Credit Agreement, dated November 7, 2006, between IPL and the Banks set forth therein

(99.3)	Second Amended and Restated Five Year Credit Agreement, dated November 7, 2006, between WPL and the Banks set forth therein

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company have each duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION
Date: November 10, 2006	By: /s/ Thomas L. Hanson
Thomas L. Hanson
Vice President and Treasurer
INTERSTATE POWER AND LIGHT COMPANY
Date: November 10, 2006	By: /s/ Thomas L. Hanson
Thomas L. Hanson
Vice President and Treasurer
WISCONSIN POWER AND LIGHT COMPANY
Date: November 10, 2006	By: /s/ Thomas L. Hanson
Thomas L. Hanson
Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Second Amended and Restated Five Year Credit Agreement, dated November 7, 2006, between Alliant Energy and the Banks set forth therein

99.2	Second Amended and Restated Five Year Credit Agreement, dated November 7, 2006, between IPL and the Banks set forth therein

99.3	Second Amended and Restated Five Year Credit Agreement, dated November 7, 2006, between WPL and the Banks set forth therein